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                                                                  EXHIBIT 10.14

                            [WebSideStory Letterhead]

February 12, 2003

Christopher Reid
985 Dove Song Way
Encinitas, CA 92024

Dear Chris:

WebSideStory, Inc. is very pleased to offer you the position of Vice President, Sales reporting to John Hentrich, President and CEO. This offer is contingent upon successful completion of your background check and reference checks and based on the following terms and conditions:

      -     A start date of February 21, 2003

      - A bi-weekly salary in the amount of $5,769.23 ($150,000 on an annual basis)

      - Subject to approval by the Company's Board of Directors, non-statutory stock options (NSOs) to purchase 200,000 shares of the Company's common stock, vesting over 4 years with the first 25% not vesting until your first anniversary with the Company. The exercise price of the options will be equal to the fair market value of the common stock on the date of the grant. These options will also be subject to the terms and conditions of the Company's 2000 Equity Incentive Plan and related agreements.

      - Participation in WebSideStory's Sales Executive bonus program. This program provides for variable pay of $100,000 at target, with opportunity for significant additional financial upside based on stretch results. Plan details will be finalized by John Hentrich and discussed the first week of your employment.

      - Recoverable draw against your compensation plan for the first 12 months of your employment, in the amount of $2,500 each month. Please note that a negative draw balance is fully recoverable upon termination of employment and you will be required to reimburse WebSideStory any remaining balance owed. Your signature below indicates your understanding and agreement with these terms.

      - In the event there is a change of control of the Company within your first year of employment, and you are terminated for any reason other than "cause" or poor performance within a six-month period following such event, 25% of your stock options remaining unvested at the date of termination will immediately vest.

      - In the event there is a change of control of the Company after your first year of employment, and you are terminated for any reason other than "cause" or poor performance within a six-month period following such event, 50% of your stock options remaining unvested at the date of termination will immediately vest.

            "Change of control" means that an individual, corporation, or other entity or a group deemed to be a person under Section 14(d)(2) of the Exchange Act becomes the "beneficial owner" (as defined in Rule 13k-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company's then outstanding securities entitled to vote for directors; and "Cause" means personal dishonesty, willful misconduct, failure to satisfactorily perform stated duties, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that has an adverse impact on the reputation of the company, any material breach of the executive's employment agreement or of the company's policies or practices, executive's death or disability that cannot be reasonably accommodated and that renders him/her unable to perform the essential functions of his/her job.

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You are also eligible to participate in WebSideStory's benefit plans including medical, dental, life, and disability insurance. You will receive two weeks of accrued vacation for the first two years of employment, accelerating to three weeks of vacation accrual the third year of employment. Additionally, WebSideStory offers an on-site fitness center, tuition reimbursement, 401(k) plan, credit union, and other attractive benefits. Further information about the Company's benefits will be provided to you on your first day.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at WebSideStory.

Additionally, a condition of this offer and of your employment with WebSideStory is the maintenance of the confidentiality of WebSideStory's proprietary and confidential information and compliance with the Company's policies and procedures as set forth on the Company's intranet and in its Employee Handbook. Accordingly, you will be required to execute the Company's Employee Confidentiality and Inventions Agreement and the Employee Handbook on your first date of employment.

If you wish to accept our offer of employment, please sign and return the enclosed copy of this letter in the enclosed envelope to me. Your signature below will indicate your understanding that no other promises or representations have been made to you and that you understand that you will be an at-will employee. Either party may end the relationship at any time. This offer is not a contract of employment, and the terms of employment are subject to change.

We are very excited to have you join WebSideStory and know that it will be a mutually rewarding working relationship.

Very truly yours,

/s/ Sheryl Roland

Sheryl Roland
Vice President, Human Resources

ACCEPTANCE

I have read, understand, and accept the foregoing terms and conditions of my offer of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the "at-will" term of my employment (i.e., my right and WebSideStory's right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified except in a writing signed by me and the President of WebSideStory. I understand and agree that any contrary representation or agreements, which may have been made to me, are superseded by this offer and my acceptance of the same.

Approved and accepted:

/s/ Christopher Reid                              2/24/03
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Christopher Reid                                  Start Date